Exhibit 3.1

CERTIFICATE OF AMENDMENT
TO THE
CERTIFICATE OF INCORPORATION
OF
CENTENE CORPORATION

_________________________________________

Pursuant to Section 242 of the
General Corporation Law of the State of Delaware
_________________________________________
February 6, 2019
Centene Corporation, a Delaware corporation (hereinafter called the “Corporation”), does hereby certify as follows:
FIRST: Paragraph (a) of Article FOURTH of the Certificate of Incorporation of the Corporation be amended to read in its entirety as follows:
“(a) Authorized Capital Stock. The total number of shares of stock which the Corporation shall have authority to issue is 810,000,000 shares of capital stock, consisting of (i) 800,000,000 shares of common stock, par value $0.001 per share (the “Common Stock”), and (ii) 10,000,000 shares of preferred stock, par value $0.001 per share (the “Preferred Stock”).”
SECOND: The foregoing amendment was duly adopted in accordance with Section 242 of the General Corporation Law of the State of Delaware.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, Centene Corporation has caused this Certificate of Amendment to be duly executed in its corporate name this 6th day of February, 2019.

CENTENE CORPORATION

By:	/s/ Keith H. Williamson
Name:	Keith H. Williamson
Title:	Executive Vice President, General Counsel and Secretary